UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 10, 2017

Novanta Inc.

(Exact name of Registrant as Specified in Its Charter)

New Brunswick, Canada	001-35083	98-0110412
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Middlesex Turnpike Bedford, Massachusetts		01730
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 266-5700

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 10, 2017, Novanta Technologies UK Limited, a wholly owned subsidiary of Novanta Inc. (collectively, “Novanta”), entered into an agreement with the other equity holders (collectively, the “Selling Equity Holders”) of Laser Quantum Limited (“Laser Quantum”) to purchase approximately 35 percent of the outstanding shares of Laser Quantum for approximately £25.5 million in cash. In addition, Novanta and the Selling Equity Holders entered into a call and put option for the purchase and sale of all remaining Laser Quantum outstanding shares held by the Selling Equity Holders in 2020, subject to certain conditions.  The transaction was completed on January 10, 2017. As a result of this transaction, Novanta’s ownership position in Laser Quantum increased from approximately 41 percent to approximately 76 percent.  The financial results of Laser Quantum were accounted for under the equity method of accounting previously and will be consolidated following the completion of this acquisition.

Novanta funded this acquisition with cash on hand and a $30.0 million borrowing under its $225.0 million revolving credit facility. Repayment of the borrowing under the revolving credit facility will be due upon maturity of the revolving credit facility in May 2021. Novanta may repay any portion of this borrowing at any time before May 2021 without prepayment penalties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Novanta Inc.
(Registrant)

Date: January 10, 2017	By:	/s/ Robert J. Buckley
Robert J. Buckley
Chief Financial Officer